Exhibit 10.45

EMPLOYMENT AGREEMENT

This Employment Agreement is entered into by and between Louis Giordimaina (the “Employee”), of 36 Verdala Mansions, Porta Vilhena, Inguanez Street, Rabat RBT2418, Malta, and Aircom Pacific, Inc. (“Aircom”), of 44043 Fremont Boulevard, Fremont, CA 94538, USA, in its name and also on behalf of the direct or indirect legal subsidiary entity of Aircom to be registered and incorporated as a limited liability company in Malta (the “Malta Subsidiary”). Aircom and the Malta Subsidiary, together or separately as the case may be or as the context may require, shall be known as “the Company”.

The term “parties” shall mean and include the Employee, Aircom and, with effect on and from the Effective Date (as defined in sub-paragraph 1.1 below), the Malta Subsidiary (as also defined in sub-paragraph 1.1 below), together or separately as the case may be or as the context may require.

The parties agree as follows:

1. EFFECT AND TERM OF CONTRACT

1.1 Following its execution by both the Employee and Aircom, this Agreement will become effective on May 25, 2018 (the “Effective Date”), upon which the Employee shall initially be employed by Aircom Pacific, Inc. Upon the date of registration and incorporation of the Malta Subsidiary as a legal direct or indirect subsidiary entity of Aircom as a limited liability company incorporated in Malta, the Employee shall become an employee solely of the Malta Subsidiary. This Agreement shall remain effective for a period of three (3) years (the “Term”) from the Effective Date. The first three months of the Employee’s employment with the Company shall be probationary and either party may terminate the Employee’s employment during this period without cause by giving one (1) week’s written notice of termination.

1.2 Aircom shall procure that the Malta Subsidiary becomes a party to this Agreement by countersigning this Agreement in the space provided for such purpose at the end of this Agreement immediately upon the date of registration of the Malta Subsidiary as a limited liability company in Malta and as a legal subsidiary of Aircom, whereupon the Malta Subsidiary shall become a party to this Agreement with effect on and from the Effective Date. As a result of the accession by the Malta Subsidiary as a party to this Agreement, Employee shall, with effect on and from the Effective Date, become an employee solely of the Malta Subsidiary and not of Aircom.

1.3 Nothing in this Agreement is or shall be deemed to constitute a partnership, agency, or employment relationship between Aircom and the Employee.

EMPLOYMENT AGREEMENT

2. POSITION AND RESPONSIBILITIES

2.1 The Company employs Employee, and Employee accepts employment as the Company’s Chief Operating Officer (COO) - Aviation, performing such duties as shall from time to time be assigned by the Company, on the terms and conditions set forth in this Agreement. The parties anticipate that the duties of the Employee shall include, but not be limited to, obtaining signed MOUs and contracts between airlines and the Company for the installation and maintenance of the Company’s equipment and systems.

2.2 Employee accepts such employment and agrees to render his services as provided in this Agreement and as directed by the Company.

2.3 All of Employee's services shall be performed conscientiously and to the full extent of his ability. Employee shall devote his skill, ability and attention to the business of the Company during the Term of this Agreement and any extended period of employment by the Company. During his employment, Employee shall not directly or indirectly render any services of a business, commercial or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of the Company. Notwithstanding the aforesaid, the Company shall not withhold its consent to the Employee accepting and undertaking directorships in any other person or organisation which is not conducting similar or competing business of the Company or Aircom or their respective affiliates (collectively, the “Aircom Group”) and which do not require significant day to day attention or management on his part and that otherwise do not conflict with Employee’s employment.

3. COMPENSATION AND BENEFITS

The Company shall pay as full consideration to Employee for Employee’s services to be rendered pursuant to this Agreement compensation consisting of the following:

3.1 Salary - The Company shall pay Employee the gross sum of three hundred ninety-eight thousand euros (€398,000) per year (the “Salary”) exclusive of statutory bonuses, from which remuneration the Employee shall responsible for all personal income taxes in Malta while under the Aircom’s employment and Malta Subsidiary shall withhold and deduct all the Employee’s taxes under the final settlement system and social security contributions payable according to law while under Malta Subsidiary’s employment. The Employee’s annual remuneration shall be payable by the Company with effect from the Effective Date, in twelve (12) consecutive monthly instalments, in arrears on the last working day of each calendar month. The Salary will be reviewed on an annual basis; such reviews are not a guarantee of increases, which may be granted solely in the Company's discretion.

EMPLOYMENT AGREEMENT

3.2 Bonus - A bonus will be considered once a satisfactory revenue stream starts as a direct result of Employee’s efforts and will be comparable with other executives of Aircom.

3.3 Options - Employee will be granted options on 150,000 shares of common stock of Aircom’s parent company, Aerkomm, Inc., at the prevailing market price at the time of grant as required by SEC regulations in accordance with the equity incentive plan of Aerkomm, Inc. These options will vest annually in three equal installments on each anniversary of the Effective Date with the last vesting on the last day of the three-year Term, provided, however, that Employee must be employed with the Company at the time of the vesting.

3.4 Benefits

3.4.1 Health Insurance - The Company will cover and pay any premium up to a maximum of two thousand Euros (€2,000) per annum in relation to any international private health insurance which the Employee may have in place from time to time and providing international health insurance coverage for the Employee and his wife, and subject to the production of relative invoices by Employee to the Company.

3.4.2 Life Insurance - The Company will recommend board approval for life insurance coverage for the Employee comparable with other executives of Aircom, commencing in 2018.

3.4.3 Pension Fund - The Company shall pay the Employee the sum of six thousand euros (€6,000) per year to any private pension fund scheme/s designated by the Employee, in such instalments and on such dates as shall be instructed by the Employee and subject to the production of relative invoices by the Employee to the Company.

3.4.4 Leased Car - The Company will pay the Employee the sum of eighteen thousand euros (€18,000) per annum as an allowance for leased car and fuel expenses, to be paid in equal monthly instalments.

3.4.5 Equipment – the Company shall provide Employee with a mobile telephone for Employee’s use in performing Employee’s obligations under this Agreement, and shall reimburse Employee any and all mobile telephone service costs relating to usage in the course of the Employee’s employment with the Company as well as reasonable personal usage. The Company shall also provide Employee with a laptop and iPad from its inventory for Employee’s use in the course of executing his obligations under this Agreement. All such equipment shall be returned immediately to the Company upon termination of the Employee’s employment with the Company in terms of this Agreement.

EMPLOYMENT AGREEMENT

3.4.6 Vacation Leave - Employee will be entitled to paid annual leave in accordance with applicable law. The Employee shall not be entitled to carry forward any leave entitlement not utilised unless the said entitlement was not utilised due to Company exigencies. If the said entitlement was not utilised due to Company exigencies the parties may agree to carry forward a maximum of 50% of the vacation leave entitlement of that particular calendar year in accordance with applicable working time legislation. The Employee shall make use of his vacation leave having regard to the exigencies of the Company’s business.

3.4.7 Sick Leave - the Employee shall be entitled to twenty (20) days sick leave per annum on full Salary and Benefits, all entitlements being reduced by any social benefits the Employee may be entitled to receive and by any amounts received by Employee under any disability insurance policy or plan provided to Employee and paid for by Company. Provided that payment of sick leave is conditional upon a medical certificate certifying the Employee’s incapacity to work to be produced by the Employee and subject to certification and confirmation, at the sole option of the Company, by the medical advisor of the Company.

3.4.8 Expenses - Company will reimburse Employee for all actual, necessary and reasonable expenses incurred by Employee in the course of his performance of services hereunder, including inter alia any reasonable expenses relating to overseas transport, sustenance and client entertainment as may be incurred by the Employee in the course of the provision of his services in terms of this Agreement. Employee will properly account for all such expenses. Specifically, but without prejudice to the generality of the aforesaid:

3.4.8.1 The Company shall reimburse Employee for air fares incurred by Employee on the Company’s behalf upon presentation to the Company of suitable receipts. In this respect, for any flight lasting less than three (3) scheduled hours such reimbursement shall be at the economy class rate; for any flight lasting three (3) or more scheduled hours such reimbursement shall be at the business class rate. For the avoidance of any doubt, it is agreed that connecting flights shall not be deemed as being individual flights and, accordingly, the flight time of all connecting flights shall be aggregated and considered as being one flight for the purposes of this sub-paragraph.

3.4.8.2 The Company shall reimburse Employee in an amount not to exceed three hundred euros (€300) per night (exclusive of any taxes or similar charges as may be applicable) for lodging expenses incurred by Employee on the Company’s behalf upon presentation to the Company of suitable receipts for overseas travel requiring overnight stays.

EMPLOYMENT AGREEMENT

3.4.8.3 The Company will provide Employee a Malta International Airport La Valette Club Card (which covers lounge and parking), for a maximum cost of three hundred euros (€300) per year. The aforementioned Malta International Airport La Valette Club Card shall be returned immediately to the Company upon termination of the Employee’s employment with the Company in terms of this Agreement.

3.4.8.4 The Company shall provide the Employee with a credit card for the Employee’s use in the course of the provision of his services pursuant to this Agreement.

The benefits set out above in this sub-paragraph 3.4 shall hereinafter collectively be referred to as the “Benefits”.

4. TERMINATION OF AGREEMENT

4.1 Termination for cause - During the Term of this Agreement, the Company may dismiss the Employee and the Employee may abandon the service of the Company, without any notice period and without any liability to make any payment in terms of applicable law, if there is good and sufficient cause for such dismissal or abandonment of service in accordance with applicable law.

“Good and sufficient cause” for dismissal of the Employee is defined as including any act of dishonesty, disloyalty, misrepresentation to the Company of any kind irrespective of when the misrepresentation is made, falsifying any Company document, misuse, abuse, or misappropriation of any Company property, conviction of any crime, failure after warning and an opportunity to improve to perform the duties and responsibilities assigned in a manner or to the level required by the Company, insubordination, discrimination against or harassment of any employee, customer or vendor of the Company on the basis of race, age, gender, including pregnancy, national origin, religion, ethnicity, physical or mental disability, marital status, sexual preference, veteran’s status, or any other basis prohibited by law, intentionally engaging in conduct injurious to the business or reputation of the Company, or intentionally engaging in any other conduct that, in the judgment of the Company, is contrary to the best interests of the Company.

“Good and sufficient cause” for abandonment of service by the Employee is defined as including any act of discrimination against or harassment of the Employee on any basis prohibited by law, directing the Employee to engage in any conduct that is prohibited by law, intentionally engaging in conduct injurious to the material economic interests or reputation of the Employee.

Written notice of termination shall be given indicating the reasons for such termination. In the event of termination for good and sufficient cause as aforesaid, Employee shall be entitled to compensation the Salary and the Benefits through to the last day of employment and nothing more.

EMPLOYMENT AGREEMENT

4.2 Termination without cause by Employer - Employee may be terminated at any time without cause in accordance with the laws of Malta with thirty (30) days’ notice, whereupon the Company shall pay to the Employee one-half of the full Salary that would have accrued to the Employee in respect of the remainder of the time specifically agreed upon.

4.3 Termination without cause by Employee - Employee may terminate his employment at any time without cause in accordance with the laws of Malta with with thirty (30) days’ notice, whereupon the Employee shall pay to the Company one-quarter of the full Salary that would have accrued to the Employee in respect of the remainder of the time specifically agreed upon.

4.4 Termination by Death - If Employee dies, then this Agreement will terminate immediately, and Employee's rights to the Salary and Benefits hereunder will terminate as of the date of death, except that Employee's heirs, personal representatives or estate will be entitled to any unpaid portion of Employee's Salary and accrued Benefits up to the date of termination and any Benefits which are to be continued or paid after the date of termination in accordance with the terms of the corresponding Benefit plans or programs.

4.5 Termination by Disability - If, as a result of Injury or Sickness (as respectively defined in this sub-paragraph), Employee is unable to perform the essential duties of his employment on a full-time basis for a continuous period of more than ninety (90) days in any twelve (12) month period following the Onset of Disability (as defined in this paragraph), then Company may, upon written notice to Employee, terminate Employee's employment and his rights to Salary and Benefits hereunder, except that Employee will be entitled to any unpaid portion of his Salary and accrued Benefits up to the date of termination and to any Benefits which are to be continued or paid after the date of termination in accordance with the terms of the corresponding Benefit plans or programs. Any amounts due to Employee under this Section 4.5 will be reduced, euro-for-euro, by any amounts received by Employee under any disability insurance policy or plan provided to Employee and paid for by Company. For the purposes of this paragraph, the following terms will have the following meanings: (i) "Injury" means bodily impairment resulting directly from an accident and independent of all other causes; (ii) "Sickness" means an illness (including Mental Illness, as defined below) or disease, which require treatment by a Physician (as defined below); (iii) "Mental Illness" means any psychological, behavioral or emotional disorder or ailment of the mind, including physical manifestations of psychological, behavioral or emotional disorders, but excluding demonstrable, structural brain damage; (iv) "Physician" means a practitioner of the healing arts, which the Company's disability insurance carrier is required by law to recognize, who is properly licensed, and practicing within the scope of that license; and (v) "Onset of Disability" means the first day on which Employee is unable to perform the essential duties of his employment on a full-time basis by reason of Injury or Sickness.

EMPLOYMENT AGREEMENT

Provided that this Agreement shall not be terminated by the Company during any period of incapacity for work of the Employee caused by personal injury by accident arising out of and in the course of his employment with the Company or by any of the occupational diseases specified in the Social Security Act, Chapter 318 of the laws of Malta, in each case occurring in the service of the Company, and not due to contributory negligence on the Employee’s part or to any contravention of safety rules established by the Company, and further provided that such period shall not exceed one (1) year.

4.6 Cooperation with the Company after Termination - Following any notice of termination of employment, Employee shall cooperate fully with the Company in all matters relating to the winding up of his pending work on behalf of the Company and the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company. The Company shall be entitled to such services of Employee as the Company may reasonably require during the period of six (6) months following any notice of termination to effectuate the terms of this paragraph. The Company shall compensate the Employee for any services provided by the Employee to the Company pursuant to this sub-paragraph at a rate which is pro rata to the Salary, exclusive of value added tax if applicable.

5. CONDUCT

Prior and subsequent to Employee's termination date, if any, Employee shall not, and shall not attempt to, in any manner: (i) interfere with any of the Company's business; (ii) interfere in any manner with any of the Company's employees or independent contractors; (iii) use any of the Company's trade secrets, including, but not limited to, its customer lists, or other property, except in the best interests of the Company; or (iv) withhold any premiums, deposits or other forms of payments, applications, financial or confidential information appertaining to the Company or its customers.

6. Return of Company Property

In the event of Employee's termination, whether voluntary or involuntary, Employee shall immediately take all reasonable steps promptly to deliver to the Company all property of any and every kind belonging to the Company which is in Employee's possession or under Employee's control, including any and all copies of such property. Employee shall also inform the Company of the whereabouts of any such items the location of which is known to Employee but not to the Company. Employee shall not retain any copies in any form whatsoever of any such property.

EMPLOYMENT AGREEMENT

7. Trade Secrets, Company Property, Rights and Duties

7.1 Trade secrets and confidential information - Employee specifically agrees that he shall not at any time, either during or subsequent to the Term of Employee's employment with the Company, in any fashion, form or manner, either directly or indirectly, unless expressly consented to in writing by the Company or otherwise required by any applicable law or competent court or government authority, department or other entity, use, divulge, disclose or communicate to any person or entity any confidential information of any kind, nature or description concerning any matters affecting or relating to the business of the Aircom Group, including, but not limited to, the Aircom Group’s computer processes, programs and codes; the names, addresses, buying habits or practices or points of contact of the Aircom Group or its customers; the Aircom Group’s sales and marketing methods, programs and related data; the Aircom Group’s pricing or cost information; information relating to any contract or agreement to which any member of the Aircom Group is a party; compensation paid to other employees and independent employees and other terms of their employment or contractual relationships; production methods; product designs; or any other confidential information of, about or concerning the business of the Company, its manner of operations, or other data of any kind, nature or description. The parties to this Agreement hereby stipulate that, as between them, the above information and items are important, material and confidential trade secrets and proprietary and confidential information that affect the successful conduct of Aircom Group’s business and its goodwill, and that any breach of any term of this section is a material breach of this Agreement. All equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists or other written and graphic records, and the like, including tangible or intangible computer programs, records and data, affecting or relating to the business of the Aircom Group, which the Employee might prepare, use, construct, observe, possess or control, shall be and shall remain the Aircom Group’s sole property. Any and all obligations under this paragraph are in addition to and cumulative with those obligations undertaken by Employee under the Aircom Group’s Conflict of Interest, Proprietary Information and Inventions agreement, which is incorporated herein by reference. If there is any conflict between the terms of this paragraph and the confidentiality agreement, the confidentiality agreement will prevail.

7.2 Business acquired by Employee - Employee agrees that all business procured by the Employee for the Company while employed by the Company in furtherance of the Employee’s services hereunder is and shall remain the permanent and exclusive property of the Company.

EMPLOYMENT AGREEMENT

7.3 Material breach - Any interference with the Company's business, property, confidential information, trade secrets, or with the Company’s customers, or employees by the Employee, or any of Employee's agents, during the Term of Employee's employment shall be treated and acknowledged by the parties as a material breach of this Agreement.

7.4 Non-Solicitation, Non-Raiding - Employee hereby acknowledges and agrees that he will be exposed to a significant amount of confidential information concerning the Company's business methods, operations and customers while employed under this Agreement, that such information might be retained by Employee in tangible form or simply retained in the Employee's memory, and that the protection of the Company's exclusive rights to such confidential information and trade secrets can best be ensured by means of a restriction on the Employee's activities after termination of employment. Therefore, the Employee agrees that for a one-year period following employment termination (whether voluntary or involuntary, with or without cause) he shall not solicit, divert or initiate any contact with (or attempt to solicit, divert or initiate any contact with) any customer, the Company or employee of the Company with whom Employee had contact on behalf of the Company in the twelve (12) months prior to his termination, for any commercial or business reason whatsoever.

8. No Existing Restrictions on Employee’s Employment; no Confidential Information of Another

Employee represents that he is not party to any agreement or other restriction upon his ability to become fully and effectively employed by the Company. Employee further represents that he does not have in his possession or under his control, any trade secret information of any prior employer, and that he will not disclose any such information to the Company or use any such information for the benefit of the Company.

9. Employee's Due Diligence

Employee has had the opportunity to investigate fully the employment offered by the Company and Employee has exercised due diligence in investigating the Company's offer. Employee acknowledges that the position offered to him reflects the present plans of the Company. Employee therefore acknowledges that except for the terms and conditions set forth in this Agreement, no representations of any kind have been made to him with respect to the nature of his work, the duration of his employment, his expected compensation, or any other conditions of or involving his employment by the Company.

EMPLOYMENT AGREEMENT

10. GENERAL PROVISIONS

10.1 Entire Agreement - This Agreement supersedes any and all agreements, either oral or in writing, between the parties hereto with respect to the services of Employee, and contains all of the covenants and agreements between the parties with respect to such services in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducement, promises or agreements, oral or otherwise, with regard to this Agreement or the services to be rendered under it have been made by any party, or anyone acting on behalf of any party, which are not embodied herein. Any modification of this Agreement must be made in writing and signed by Employee and the Company.

10.2 Partial Invalidity/Severability - If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way. The parties shall use all reasonable endeavours to replace the invalid, void or unenforceable provision by a valid provision the effect of which is as close as possible to the intended effect of the invalid, void or unenforceable provision.

10.3 Law Governing Agreement - This Agreement shall be governed by and construed in accordance with the laws of the Republic of Malta unless otherwise specifically provided herein. The courts of Malta shall have exclusive jurisdiction to determine any dispute in relation to this Agreement.

10.4 Advice of Counsel - The parties each agree that they have consulted with counsel of their choosing, or have been given a reasonable opportunity to consult with counsel of their choosing and voluntarily have elected not to do so, prior to entering into this Agreement

10.5 Voluntary Agreement - The parties agree, represent and declare that they have carefully read this Agreement, know the contents of this Agreement, and that they sign this Agreement freely and voluntarily.

10.6 Notices - Any notices required by this Agreement to be given shall be delivered personally or mailed as follows:

To Employee:	Louis Giordimaina
36 Verdala Mansions
Porta Vilhena
Inguanez Street
Rabat RBT2418
Malta

To Company:	the registered office for the time being of the Company,

with a copy to Aircom Pacific, Inc.
44043 Fremont Boulevard
Fremont, CA 94538 USA
Attention: CFO

EMPLOYMENT AGREEMENT

10.7 Counterparts - This agreement may be signed in counterparts, and a facsimile or PDF signature has the same effect as an original signature.

AIRCOM PACIFIC, INC.

DATED: May 25, 2018	By:	/s/ Louis Giordimaina
Louis Giordimaina

DATED: May 25, 2018	By:	/s/ Jeffrey Wun
Jeffrey Wun, CEO
Aircom Pacific, Inc.

DATED: , 2018	By:
Malta Subsidiary

EMPLOYMENT AGREEMENT